Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

News Media

Investor Relations

	Sheri Woodruff	Ed Arditte
	609-720-4399	609-720-4621
	swoodruff@tyco.com	Karen Chin
609-720-4398

TYCO TO HOST 2007 ANNUAL GENERAL MEETING
AND SPECIAL GENERAL MEETING OF SHAREHOLDERS

PEMBROKE, Bermuda - March 1, 2007 - Tyco International Ltd. (NYSE: TYC; BSX: TYC) will host its 2007 annual general meeting and special general meeting of shareholders on Thursday, March 8, 2007 at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda.   The annual general meeting will begin at 9:00 a.m., Atlantic Time, and the special general meeting will begin at 10:30 a.m., Atlantic Time.  The program will include a company update from Chairman and CEO Ed Breen, as well as shareholder voting on the proposals listed in the company’s proxy statements filed on January 19 and January 30, 2007, respectively.

The meetings will be simultaneously audio cast in a listen-only mode and can be accessed in two ways:

Annual General Meeting

•                  Website — at http://investors.tyco.com with a replay available until April 9, 2007.

•                  Telephone — The telephone dial-in number for participants in the United States is (800) 260-0712. The telephone dial-in number for participants outside the United States is (651) 291-1170. The access code for all callers is 863630.

An audio replay of the call will be available beginning at 11:30 am Eastern Time on March 8, 2007 and ending at 11:59 pm Eastern Time on March 15, 2007.  The dial-in number for participants in the United States is (800) 475-6701.  For participants outside the United States, the replay dial-in number is (320) 365-3844.  The replay access code for all callers is 863630.

Special General Meeting

•                  Website — at http://investors.tyco.com with a replay available until April 9, 2007.

•                  Telephone — The telephone dial-in number for participants in the United States is (800) 260-0712. The telephone dial-in number for participants outside the United States is (651) 291-1170. The access code for all callers is 863631.

An audio replay of the call will be available beginning at 1:00 pm Eastern Time on March 8, 2007 and ending at 11:59 pm Eastern Time on March 15, 2007.  The dial-in number for participants in the United States is (800) 475-6701.  For participants outside the United States, the replay dial-in number is (320) 365-3844.  The replay access code for all callers is 863631.

ABOUT TYCO INTERNATIONAL
Tyco International Ltd. is a global, diversified company that provides vital products and services to customers in four business segments: Electronics, Fire & Security, Healthcare, and Engineered Products & Services.  With 2006 revenue of $41 billion, Tyco employs approximately 240,000 people worldwide. More information on Tyco can be found at www.tyco.com.

# # #